Press Release #201425	FOR IMMEDIATE RELEASE	April 14, 2014

Enertopia Welcomes Mr. Jeff Paikin to Advisory Board

Vancouver, BC—Enertopia Corporation (ENRT) on the OTCBB and (TOP) on the CSE (the "Company" or "Enertopia") is pleased to announce Mr. Jeff Paikin.

Mr. Jeff Paikin has joined Enertopia’s Advisory Board. Mr. Paikin is well known throughout the GTA (Greater Toronto Area) as the President of New Horizon Development Group and for his extensive community involvement. Mr. Paikin is the past Chair and a current Board Member of the Canadian Accredited Independent Schools; a member of the Hamilton Tiger-Cats Advisory Board, and for 29 years has been on the Committee of B’Nai Brith Sports Celebrity Dinner in Hamilton, ON.

Mr. Paikin was named Hamilton’s Royal Bank of Canada Distinguished Citizen of the Year for 2013. He is a past Member of the Campaign Cabinet for The Children’s Aid Society and of the Hamilton Health Sciences Foundation, among many others.

Mr. Paikin is eligible to receive up to 472,500 restricted common shares of stock over time in his role as an Advisory Board member, depending on certain specified performance thresholds being reached. Enertopia continues to build its team of experts and consultants in all aspects of its business and expects to continue this growth in the near future.

The securities referred to herein will not be or have not been registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Enertopia

Enertopia’s shares are quoted in Canada with symbol TOP in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Dale Paruk, President, Coal Harbor Communications Ltd. at 1.604.662.4505

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, evaluation of clean energy projects, Oil & Gas Projects, Medical Marihuana Projects for participation and/or financing, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. There is no assurance that the Company will be successful in completing any anticipated financing and or its joint Venture partners will receive their Health Canada license under the new regulations or any will future sales will result or any advisor will have a material impact on the Company.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release